UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 13, 2014

RIVERBED TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33023	03-0448754
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

680 Folsom Street

San Francisco, CA 94107

(Address of principal executive offices, including zip code)

(415) 247-8800

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

In an ongoing effort to be responsive to shareholder concerns, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Riverbed Technology, Inc. (the “Company”) reviewed the existing structure of the Riverbed Technology, Inc. Long-Term Incentive Plan (the “LTIP”) and has revised the structure to further align the Company’s executives’ long term interests with those of the Company’s stockholders and to accentuate the Company’s pay for performance executive compensation philosophy.

As such, on November 13, 2014, the Committee amended the LTIP as set forth below. The Committee has also approved fiscal 2015 target awards under the LTIP (each, an “LTIP Award”) for the Company’s named executive officers.

Each LTIP Award will be granted in the form of restricted stock units under the Company’s 2014 Equity Incentive Plan and form of restricted stock unit agreement and will be subject to all terms and conditions thereunder, except as modified by the LTIP. The effective date of each LTIP Award will be January 1, 2015.

Each LTIP Award will be separated into six grants and will vest based on the performance metrics indicated in the table below. The percentages below represent the portion of each LTIP Award allocated to the respective performance metric.

2015 REVENUE(1)	2015 NON- GAAP EPS(2)	2016 REVENUE(1)	2016 NON- GAAP EPS(2)	RELATIVE TSR(3)	TIME- BASED(4)
17.5%	7.5%	17.5%	7.5%	25%	25%

(1)	Revenue Grants. The Company must achieve at least 90% of the target performance metric for any portion of the target restricted stock units subject to these grants to be earned. If the Company’s performance exceeds the target level, up to 120% of the target restricted stock units subject to these grants may be earned if the Company achieves 104% or more of target. Any earned restricted stock units will vest and be settled as to 50% on the determination date and as to 50% on the one-year anniversary of the determination date, subject to continued service through each vesting date. The performance period for the 2015 Revenue and 2016 Revenue grants is the Company’s 2015 and 2016 fiscal years, respectively. The determination date will occur in the first quarter of the year following the year of the performance period but no earlier than February 15 of that year.
(2)

Non-GAAP EPS Grants. The Company must achieve at least 85% of the target performance metric for any portion of the target restricted stock units subject to these grants to be earned. If the Company’s performance exceeds the target level, up to

120% of the target restricted stock units subject to these grants may be earned if the Company achieves 110% or more of target. Any earned restricted stock units will vest and be settled as to 50% on the determination date and as to 50% on the one-year anniversary of the determination date, subject to continued service through each vesting date. The performance period for the 2015 Non-GAAP EPS and 2016 Non-GAAP EPS grants is the Company’s 2015 and 2016 fiscal years, respectively. The determination date will occur in the first quarter of the year following the year of the performance period but no earlier than February 15 of that year.
(3)	Relative TSR Grant. The total return of a share (“TSR”) of the Company’s common stock measured for the period January 1, 2015 through December 31, 2017 relative to the TSR of the companies in the S&P Telecom Select Index as of January 1, 2015 that remain publicly traded for that same period (“Relative TSR”) must be no less than the bottom quartile for any portion of the target restricted stock units subject to this grant to vest. If the Relative TSR exceeds the target level, up to 200% of the target restricted stock units subject to this grant may vest and be settled. The determination date will occur in the first quarter of 2018 but no earlier than February 15, 2018, subject to continued service through such vesting date. TSR is calculated as the change in share price and assumes immediate reinvestment of any dividends or other distributions back into common stock if dividends are issued on the ex-dividend date. The beginning and ending share price for determining TSR is the average closing price as reported on the Nasdaq Global Select Market or the applicable national securities exchange for the first quarter of the performance period and the last quarter of the performance period, respectively.
(4)	Time-Based Grant. 1/3 of the restricted stock units subject to this grant will vest and be settled in three equal annual installments on February 15 of each year beginning on February 15, 2016, subject to continued service through each vesting date.

In the event a “change in control” (as defined under the LTIP) closes on or before December 31, 2015, the number of each of the restricted stock units subject to each grant will be deemed earned at 100% of target upon the date of the change in control, and will vest and be settled in three equal annual installments on January 1 of each year beginning on January 1, 2016, subject to continued service through each vesting date. In the event a “change in control” closes after December 31, 2015, each grant will be treated as set forth in the LTIP.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RIVERBED TECHNOLOGY, INC.

Date: November 19, 2014	By:	/s/ Brett Nissenberg
Brett Nissenberg
General Counsel and Senior Vice President